EXHIBIT 23.2

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Triangle Alternative Network, Inc. of our report dated July 11, 2008 on our audit of the financial statements of Triangle Alternative Network, Inc. as of March 31, 2008 and December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the three-month period ended March 31, 2008, from inception on May 23, 2007 through December 31, 2007, and from inception on May 23, 2007 through March 31, 2008.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 14, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501